Exhibit 99.1

Contact: Les Nelson
Director – Investor Relations
(309) 347-9709

Theodore H. Butz Joins Aventine’s Board

PEKIN, IL., (September 24, 2008) – Aventine Renewable Energy Holdings, Inc. (NYSE:AVR), a leading producer, marketer and end-to-end provider of clean renewable energy, today announced that Theodore “Ted” H. Butz has been appointed to its Board of Directors.  With this appointment, Aventine’s Board will increase from eight members to nine.  Mr. Butz will be a member of the Board’s audit and nominating and corporate governance committees.

Mr. Butz is currently Vice President and General Manager, Specialty Chemicals Group for FMC Corporation, based in Philadelphia, Pennsylvania.  He has been FMC’s Vice President, Specialty Chemicals Group since 2003 and is responsible for specialty chemicals businesses.  The Specialty Chemicals Group supplies the food, pharmaceutical, polymers and energy storage markets.  In addition to his general management responsibility, he also leads FMC’s corporate development and health and safety functions.  He has held various management positions at FMC Corporation since beginning with them in 1991.

Commenting on the announcement, Ron Miller, President and Chief Executive Officer of Aventine, said, “We are very pleased to welcome Ted to our Board of Directors.  Ted is a seasoned executive with more than 25 years of specialty food and chemicals experience.  His functional background is finance, but he has developed into a well-rounded general manager with a track record of success leading complex, technical and capital intensive global businesses.  We are confident that Ted will be an extremely valuable and active Board member assisting in providing guidance and direction to our Company.”

About Aventine

Aventine is a leading producer, marketer and end-to-end distributor of ethanol to many leading energy companies in the United States.  Aventine is also a marketer and distributor of biodiesel.  In addition to ethanol, Aventine also produces distillers grains, corn gluten feed, corn germ and brewers’ yeast.

Internet address is www.aventinerei.com.